State of Delaware
Secretary of State
Division of Corporations
Delivered 06:19 PM 05/31/2007
FILED 05:37 PM 05/31/2007
SRV 070656506 - 4362353 FILE

CERTIFICATE OF FORMATION

OF

LIBERTY ELECTRIC PA 2, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the "company"), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is Liberty Electric PA 2, LLC.

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Executed on May 31, 2007.

Nancy A. Manning

Authorized Person

Nancy A. Manning

NY1:#3454038v1